Exhibit 99.1

Contact:	David Dugan
Director, Corporate Communications and Investor Relations
503-653-4692
Release:	Immediately

Blount Announces Second Quarter 2012 Results, Updates Outlook for 2012

•	Second quarter 2012 sales increased 19% compared to the prior year but declined 8% when excluding sales associated with acquired businesses

•	Full year outlook for 2012 revised to reflect softening demand, primarily in European markets

PORTLAND, OR – August 7, 2012: Blount International, Inc. [NYSE: BLT] (“Blount” or the “Company”) today announced results for the second quarter ended June 30, 2012, and updated its outlook for 2012.

Results for the Quarter Ended June 30, 2012

Sales in the second quarter were $239.1 million, a 19% increase from the second quarter of 2011. Excluding the impact of businesses acquired since April 1, 2011, sales declined 8%. Operating income for the second quarter of 2012 was $23.8 million compared to $24.8 million in the prior year. Second quarter net income was $13.1 million, or $0.26 per diluted share, compared to $13.8 million, or $0.28 per diluted share, in the second quarter of 2011.

“Our top line growth and profitability improved from the first quarter of this year, but our sales were lower in the quarter compared to our record second quarter in 2011 when excluding acquisitions. We experienced slower demand in key markets, particularly in Europe due to current economic uncertainty,” stated Josh Collins, Blount’s Chairman and Chief Executive Officer. “As we expected for the quarter, we incurred excess costs associated with completing our distribution and log splitter assembly facility consolidation in Kansas City, although at a reduced rate compared to the first quarter of this year. We believe these costs are largely behind us.”

Mr. Collins continued, “Our top priorities are managing through the current, soft market environment and continued integration of the businesses we acquired in the last two years. Reduced demand due to slowing economic activity in Europe and other key regions and the impact of drought conditions in the United States have led us to reduce our sales and profit outlook for 2012.”

The consolidation of the SpeeCo distribution and assembly operations and the previous Forestry, Lawn, and Garden (“FLAG”) distribution center into Blount’s new Kansas City distribution and assembly facility began in late 2011 and is largely completed. The consolidation will provide synergies and significant capacity scalability in the FLAG and Farm, Ranch, and Agriculture (“FRAG”) businesses and is expected to provide incremental assembly capacity for the SpeeCo product line.

Segment Results

Blount operates primarily in two business segments – the Forestry, Lawn, and Garden (“FLAG”) segment and the Farm, Ranch, and Agriculture (“FRAG”) segment. The Company reports separate results for the FLAG and FRAG segments. Blount’s Concrete Cutting and Finishing (“CCF”) business is included in “Corporate and Other.”

Forestry, Lawn, and Garden

The FLAG segment reported second quarter 2012 sales of $166.3 million. Second quarter 2012 sales decreased 7% from the second quarter of 2011, and declined 9% when excluding businesses acquired since April 1, 2011. For comparability, all sales statistics are quoted excluding the impact of acquired businesses for the period during which Blount did not own the acquired business. A 27% decline in second quarter 2012 sales in Europe and 3% decline in Asia generated the sales downturn compared to the prior year, with a 10% improvement in U.S. sales partially offsetting the Europe and Asia weakness. Average pricing improved as price increases in place since mid-2011 improved second quarter 2012 sales on a comparative basis. The change in segment sales for the comparable second quarter periods is illustrated below, with sales of $4.1 million from businesses acquired since April 1, 2011, presented entirely as acquired volume increase.

Change in FLAG Segment Sales

(U.S. dollars in millions; amounts may not sum due to rounding)

	Sales	Change
Second Quarter 2011	$178.9
Increase / (Decrease)
Foreign Exchange	(3.8)	(2.1)%

	175.1	(2.1)%
Unit Volume	(17.1)	(9.6)%
Selling Price / Mix	4.2	2.3%

	162.2	(9.4)%
Acquired Volume (1)	4.1	2.3%

Second Quarter 2012	$166.3	(7.1)%

(1)	Represents all second quarter 2012 sales from the FLAG portion of PBL

Segment backlog was $170.8 million at June 30, 2012, a decrease of 6% from the $182.4 million on December 31, 2011. The reduction in backlog relates to improvement in our ability to deliver orders more timely and a reduction in order intake.

Segment contribution to operating income and Earnings Before Interest, Taxes, Depreciation, Amortization and certain charges (“Adjusted EBITDA”) was $29.3 million and $36.1 million, respectively, for the second quarter of 2012. While segment Adjusted EBITDA margin improved by 70 basis points, segment contribution to operating income and Adjusted EBITDA decreased on an absolute basis by $1.4 million and $1.5 million, respectively, for the second quarter of 2012 versus 2011. Increased average selling prices had the largest positive impact on segment operating income; however, the volume decline and additional costs (as outlined below) more than offset the average pricing benefit. A reconciliation of FLAG contribution to operating income for the comparable second quarter periods is presented below.

Change in FLAG Segment Contribution to Operating Income and Adjusted EBITDA

(U.S. dollars in millions; amounts may not sum due to rounding)

	Contribution to Operating Income	Percent of Segment Sales	Depreciation, Amortization, and Other	Adjusted EBITDA	Percent of Segment Sales
Second Quarter 2011	$30.7	17.2%	$6.3	$37.5	21.0%

Increase / (Decrease)
Steel Costs	(0.7)
Foreign Exchange	0.5

	30.5	17.5%
Unit Volume	(5.7)
Selling Price / Mix	4.2
Costs / Mix	(0.5)

	28.5	17.6%
Acquired businesses excluding acquisition accounting	0.6
Acquisition accounting(1)	0.2

Second Quarter 2012	$29.3	17.6%	$6.8	$36.1	21.7%

(1)	Represents change in acquisition accounting impact for all FLAG business units regardless of date acquired

The benefit of improved currency exchange rates was driven primarily by a stronger U.S. Dollar versus the Canadian Dollar and Brazilian Real, which resulted in lower U.S. Dollar equivalent manufacturing and overhead costs in the Brazilian and Canadian operations. Cost/mix spending was higher driven mostly by the increase in personnel in key areas such as supply chain compared to the second quarter of 2011, offset by lower SG&A spending, primarily in the area of incentive compensation.

Farm, Ranch, and Agriculture

The FRAG segment reported second quarter 2012 sales of $66.3 million. Second quarter 2012 sales increased $50.3 million from the second quarter of 2011, driven entirely by sales generated by acquired businesses and partially offset by a sales volume decline in the SpeeCo business unit. Excluding the impact of acquired businesses, sales declined 1%. The change in segment sales for the comparable second quarter periods is illustrated below, with sales from businesses acquired since April 1, 2011 of $50.5 million presented entirely as acquired volume increase. Sales from businesses acquired are represented primarily by sales of the Woods/TISCO business. Woods/TISCO sales were approximately equal compared to the prior year second quarter on a pro forma basis.

Change in FRAG Segment Sales

(U.S. dollars in millions; amounts may not sum due to rounding)

	Sales	Change
Second Quarter 2011	$16.0
Increase / (Decrease)
Unit Volume	(1.2)	(7.5)%
Selling Price / Mix	1.0	6.5%

	15.8	(1.1)%
Acquired Volume (1)	50.5	n.m.

Second Quarter 2012	$66.3	n.m.

(1)	Represents all second quarter 2012 sales from Woods and from the FRAG portion of PBL

Segment backlog was $19.9 million at June 30, 2012, compared to $28.3 million at December 31, 2011. June 30, 2012, backlog includes $8.2 million related to businesses acquired in 2011.

Segment contribution to operating income and Adjusted EBITDA was negative $0.9 million and positive $3.4 million, respectively, for the second quarter of 2012. A reconciliation of the second quarter 2012 contribution to operating income compared to the second quarter of 2011 is presented below.

Change in FRAG Segment Contribution to Operating Income and Adjusted EBITDA

(U.S. dollars in millions; amounts may not sum due to rounding)

	Contribution to Operating Income	Percent of Segment Sales	Depreciation, Amortization, and Other	Adjusted EBITDA	Percent of Segment Sales
Second Quarter 2011	$0.2	0.9%	$1.5	$1.7	10.6%

Increase / (Decrease)
Unit Volume	(0.5)
Selling Price / Mix	1.0
Costs / Mix	(7.2)

	(6.5)	(41.1)%
Acquired businesses excluding acquisition accounting	7.5
Acquisition accounting(1)	(1.9)

Second Quarter 2012	$(0.9)	(1.4)%	$4.3	$3.4	5.1%

(1)	Represents change in acquisition accounting impact for all FRAG business units regardless of date acquired

While sales volumes were down slightly, average prices were up compared to the second quarter of 2011. The largest driver of reduced profit was unfavorable cost/mix performance of $7.2 million. Contributing to the cost/mix impact were increased freight charges, product quality and related warranty expense, and increased support cost. Incremental freight charges of $2.2 million were incurred to expedite material and parts shipments from foreign vendors, and accelerate deliveries of finished goods to customers. Support costs, primarily in the areas of supply chain and information systems, increased $1.4 million with planned investments in the infrastructure necessary to achieve long-term, strategic goals. Charges related to evaluating the quality of a new log splitter product and increased product cost due to re-work generated an incremental $2.6 million of cost compared to the second quarter of 2011. The remaining cost/mix increase was primarily driven by higher product costs over the previous year. Acquired businesses had a net positive impact on segment contribution to operating income, partially offset by changes in acquisition accounting.

Corporate and Other

Corporate and other generated net expense of $4.5 million in the second quarter of 2012 compared to net expense of $6.1 million in the second quarter of 2011. The year-over-year decrease was due to lower SG&A spending, mostly in the area of incentive compensation, and slightly higher Concrete Cutting and Finishing profit. Partially offsetting the spending reduction in SG&A was $1.7 million of transition expenses associated with consolidation of the SpeeCo distribution and assembly and FLAG distribution operations into the new Kansas City distribution and log splitter assembly facility. Of the $1.7 million, approximately $1.3 relates to elevated personnel costs as the new distribution center operations were stabilized over the course of the second quarter. These personnel costs have been largely eliminated as of July 31, 2012.

Net Income

Second quarter 2012 net income declined primarily due to lower operating income, discussed above, including the impact of non-cash purchase accounting charges and the facility closure and restructuring charges. Partially offsetting the impact of operating income changes and purchase accounting charges were lower interest and other expenses. Net interest expense was $4.3 million in the second quarter of 2012 versus $4.8 million in the second quarter of 2011. The impact of lower interest rates more than offset higher average borrowing levels in the second quarter of 2012 versus the 2011. The change in net income for the second quarter of 2012 compared to the second quarter of 2011 is illustrated in the table below.

Change in Net Income

(U.S. dollars in millions, except per share data; amounts may not sum due to rounding)

	Pre-tax Income	Income Tax Effect	Income from Continuing Operations	Diluted Earnings per Share
Second Quarter 2011 Results	$19.9	$6.2	$13.8	$0.28
Change due to:
Increased operating income excluding acquisition accounting and facility closure	2.4	0.7	1.6	0.03
Facility closure and restructuring	(1.7)	(0.5)	(1.2)	(0.02)
Acquisition accounting impact	(1.7)	(0.5)	(1.2)	(0.02)
Decreased net interest expense	0.6	0.2	0.4	0.01
Change in other expense	0.2	0.1	0.1	0.00
Change in income tax rate	n/a	0.5	(0.5)	(0.01)

Second Quarter 2012 Results	$19.7	$6.6	$13.1	$0.26

Cash Flow and Debt

As of June 30, 2012, the Company had net debt of $473.7 million, a decrease of $5.2 million from March 31, 2012 and an increase of $5.4 million compared to December 31, 2011. The decrease in net debt since the end of the first quarter 2012 was driven mostly by free cash generation of $5.9 million. Free cash in the second quarter of 2012 was the result of cash generated by operations of $22.0 million offset by net capital expenditures of $16.1 million. Net capital expenditures were $8.2 million larger in the second quarter of 2012 than the second quarter of 2011. The Company had incremental capital spending of $4.8 million at the Fuzhou China manufacturing plant related to capacity expansion. Additionally, an incremental $2.4 million was spent at the Canada based manufacturing plant, mostly related to capacity increases. Also, capital spending rates increased as a result of maintenance capital spending for FLAG manufacturing equipment. Free cash generated in the second quarter of 2012 declined by $9.8 million compared to the second quarter of 2011 primarily as a result of increased capital equipment spending as well as an increase in working capital levels compared to the prior year. Higher working capital levels were driven mostly by an increase in inventory as the Company consolidated into the Kansas City warehouse and prepared for the seasonally larger third quarter FRAG selling cycle. The Company defines free cash flow as cash flows from operating activities less net capital spending. The ratio of net debt to pro forma last-twelve-months (“LTM”) Adjusted EBITDA was 3.2x as of June 30, 2012, which increased from 2.8x at December 31, 2011. The increase in leverage from the end of 2011 is primarily the result of increased inventory and reduced year-to-date 2012 profitability resulting in increased net debt.

On August 3, 2012, the Company amended the terms of its Senior Credit Facility. The amendment included a change to the leverage limits and a modification of certain other covenants. There was no change to the size, rates of interest, or maturity dates of the facility. The amended terms are designed to provide operating flexibility as the Company navigates the current decline in demand in key markets. The amendment is effective immediately and the Company expects to incur associated fees and expenses of approximately $1.3 million in the third quarter of 2012.

2012 Financial Outlook

As a result of recent market conditions, particularly due to economic uncertainty in Europe and drought conditions in North America, the Company has reduced its sales outlook for 2012 and now expects sales to be between $900 million and $940 million for the year. Full year 2012 operating income is expected to be between $77.5 million and $87.5 million. The expectation for 2012 assumes that favorable foreign currency exchange rates will improve operating income on a year-over-year basis by between $1.0 million and $2.0 million and reduced steel prices will further improve year-over-year operating income between $1.0 million and $2.0 million, with the improvement coming primarily in the last half of the third quarter and in the fourth quarter. The outlook for 2012 operating income also includes estimated non-cash charges as a result of acquisition accounting of approximately $16 million. Free cash flow for 2012 is expected to range between $17 million and $23 million, after approximately $50 million of capital expenditures. Net interest expense is expected to be between $17 million and $18 million in 2012, and the effective income tax rate for continuing operations is expected to be between 34% and 37% in 2012.

A comparison of key operating indicators for 2011 actual results, 2011 pro forma results, and the 2012 outlook mid-point, is provided in the table below.

(U.S. dollars in millions)	2011 Actual		2011 Pro Forma		2012 Outlook Mid-Point
Sales	$831.6		$975.5		$920.0
Operating Income	98.0		110.0		82.5
Adjusted EBITDA	146.9		168.7		140.0
Free Cash Flow	38.3		47.9		20.0
Net Capital Expenditures	39.4		41.6		49.0
Net Debt at Period End	468.2		468.2		438.0
Net Debt/Adjusted EBITDA	3.2	x	2.8	x	2.8	x

Adjusted EBITDA and Free Cash Flow are non-GAAP measures and are reconciled to Operating Income and Cash Flow from Operations in the attached financial data table.

###

Blount is a global manufacturer and marketer of replacement parts, equipment, and accessories for consumers and professionals operating primarily in two market segments: Forestry, Lawn, and Garden (“FLAG”); and Farm, Ranch, and Agriculture (“FRAG”). Blount also sells products in the construction markets and is the market leader in manufacturing saw chain and guide bars for chain saws. Blount has a global manufacturing and distribution footprint and sells its products in more than 115 countries around the world. Blount markets its products primarily under the OREGON®, OREGON® PowerNowTM, Carlton®, Woods®, TISCO, SpeeCo®, and ICS® brands. For more information about Blount, please visit our website at http://www.blount.com.

“Forward looking statements” in this release, including without limitation Blount’s “outlook,” “expectations,” “beliefs,” “plans,” “indications,” “estimates,” “anticipations,” “guidance” and their variants, as defined by the Private Securities Litigation Reform Act of 1995, are based upon available information and upon assumptions that Blount believes are reasonable; however, these forward looking statements involve certain risks and should not be considered indicative of actual results that Blount may achieve in the future. In particular, among other things, guidance given in this release is expressly based upon certain assumptions concerning market conditions, foreign currency exchange rates, and raw material costs, especially with respect to the price of steel, the presumed relationship between backlog and future sales trends and certain income tax matters, as well as being subject to the uncertainty of the current global economic situation. To the extent that these assumptions are not realized going forward, or other unforeseen factors arise, actual results for the periods subsequent to the date of this announcement may differ materially.

Blount International, Inc. Financial Data (Unaudited)

Condensed Consolidated Statements of Income	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share data)	2011	2012	2011	2012
Sales	$201,337	$239,059	$382,211	$465,368
Cost of sales	137,149	170,981	257,975	334,625

Gross profit	64,188	68,078	124,236	130,743
Selling, general, and administrative expenses	39,370	42,580	71,576	87,742
Facility closure & restructuring charges	—	1,667	—	5,598

Operating income	24,818	23,831	52,660	37,403
Interest expense, net of interest income	(4,814)	(4,256)	(9,651)	(8,659)
Other income (expense), net	(96)	100	(295)	96

Income from continuing operations before income taxes	19,908	19,675	42,714	28,840
Provision for income taxes	6,156	6,573	13,340	9,859

Income from continuing operations	$13,752	$13,102	$29,374	$18,981
Income from discontinued operations, net	—	—	0	—

Net income	$13,752	$13,102	$29,374	$18,981

Basic income per share:	$0.28	$0.27	$0.61	$0.39

Diluted income per share:	$0.28	$0.26	$0.60	$0.38

Shares used for per share computations:
Basic	48,694	49,110	48,533	49,071
Diluted	49,524	49,839	49,324	49,841

Free Cash Flow	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2011	2012	2011	2012
Net cash provided by operating activities	$23,580	$22,038	$40,716	$20,420
Net purchases of property, plant, and equipment	(7,884)	(16,118)	(13,522)	(26,236)

Free cash flow	$15,696	$5,920	$27,194	$(5,816)

Segment Information	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2011	2012	2011	2012
Sales:
FLAG	$178,919	$166,280	$333,963	$327,899
FRAG	15,995	66,342	35,154	123,946
Other	6,423	6,437	13,094	13,523

Total sales	$201,337	$239,059	$382,211	$465,368

Operating income:
FLAG	$30,736	$29,295	$62,373	$57,051
FRAG	151	(941)	1,290	(4,680)
Other	(6,069)	(4,523)	(11,003)	(14,968)

Operating income	$24,818	$23,831	$52,660	$37,403

Condensed Consolidated Balance Sheets (In thousands)	December 31, 2011	June 30, 2012
Assets:
Cash and cash equivalents	$62,118	$50,592
Accounts receivable	133,965	137,764
Inventories	149,825	174,316
Other current assets	37,467	41,974
Property, plant, and equipment, net	155,872	167,688
Other non-current assets	345,325	336,812

Total assets	$884,572	$909,146

Liabilities:
Current maturities of long-term debt	$20,348	$15,000
Other current liabilities	127,130	138,415
Long-term debt, net of current maturities	510,014	509,262
Other long-term liabilities	157,615	157,301

Total Liabilities	815,107	819,978
Stockholders’ equity	69,465	89,168

Total liabilities and stockholders’ equity	$884,572	$909,146

Net debt (Current maturities plus Long-term debt less Cash and cash equivalents)	$468,244	$473,670

Sales and Adjusted EBITDA

(Amounts may not sum due to rounding)	Forestry, Lawn and Garden		Farm, Ranch, and Agriculture		Corporate and Other		Total Company
Three Months Ended June 30, (in thousands)	2011 Actual	2012 Actual	2011 Actual	2012 Actual	2011 Actual	2012 Actual	2011 Actual	2012 Actual
Total sales	$178,919	$166,280	$15,995	$66,342	$6,423	$6,437	$201,337	$239,059

Operating income	30,736	29,295	151	(941)	(6,069)	(4,523)	$24,818	$23,831
Depreciation	5,084	5,745	129	1,051	50	99	5,263	6,895
Amortization / purchase accounting	1,229	1,034	1,389	3,265	—	—	2,618	4,299
Stock compensation	—	—	—	—	1,115	1,396	1,115	1,396
Facility closure and restructuring charges	—	—	—	—	—	1,667	—	1,667
Inventory and asset impairment charges	491	—	—	—	—	—	491	—
Expense associated with business acquisitions	—	—	—	—	819	—	819	—
Other	—	—	—	—	127	—	127	—

Earnings before Interest, Taxes, Depreciation, Amortization and certain charges (“Adjusted EBITDA”)	$37,540	$36,074	$1,669	$3,375	$(3,958)	$(1,361)	$35,251	$38,088

	Forestry, Lawn and Garden		Farm, Ranch, and Agriculture		Corporate and Other		Total Company
Six Months Ended June 30, (in thousands)	2011 Actual	2012 Actual	2011 Actual	2012 Actual	2011 Actual	2012 Actual	2011 Actual	2012 Actual
Total sales	$333,963	$327,899	$35,154	$123,946	$13,094	$13,523	$382,211	$465,368

Operating income	62,373	57,051	1,290	(4,680)	(11,003)	(14,968)	$52,660	$37,403
Depreciation	10,018	11,398	286	2,188	140	593	10,444	14,179
Amortization / purchase accounting	1,953	2,021	2,778	6,638	—	—	4,731	8,659
Stock compensation	—	—	—	—	1,999	2,581	1,999	2,581
Facility closure and restructuring charges	—	—	—	—	—	6,208	—	6,208
Inventory and asset impairment charges related to production efficiency programs	491	—	—	—	—	—	491	—
Expense associated with business acquisitions	—	—	—	—	1,381	—	1,381	—
Other	—	—	—	—	307	—	307	—

Earnings before Interest, Taxes, Depreciation, Amortization and certain charges (“Adjusted EBITDA”)	$74,835	$70,470	$4,354	$4,146	$(7,176)	$(5,586)	$72,013	$69,030

	Total Company
Twelve Months Ended December 31,	2011 Actual	2011 Pro Forma[1]	2012 Full Year Estimate
Total sales	$831,630	$975,500	$920,000

Operating income	$97,953	$109,964	$82,500
Depreciation	23,482	26,898	29,500
Amortization / purchase accounting	15,642	22,016	16,000
Stock compensation	4,442	2,581	5,800
Facility closure and restructuring charges	—	—	6,200
Inventory and asset impairment charges related to production efficiency programs	491	—	—
Expense associated with business acquisitions	4,383	—	—
Other	535	5,409	—

Earnings before Interest, Taxes, Depreciation, Amortization and certain charges (“Adjusted EBITDA”)	$146,928	$166,868	$140,000

1)	2011 Pro Forma information includes KOX, PBL and Woods results as if acquired January 1, 2011.